Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ocean Power Technologies, Inc.:

We consent to the use of our report dated June 29, 2020, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries (the Company) as of April 30, 2020 and 2019, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements) incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements also refers to the Company’s adoption of Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), and the related amendments.

Our report dated June 29, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Philadelphia, Pennsylvania
September 18, 2020